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                                                                       EXHIBIT 5
                                    January
                                     14th
                                     1998



                                                                     883,320-002
(310) 246-6820

U.S. Rentals, Inc.
1581 Cummins Drive
Suite 155
Modesto, California  95358


Dear Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933, as amended (the "Act") of up to 4,600,000 shares of Common Stock of U.S. Rentals, Inc. (the "Company"), par value $0.01 per share (the "Shares"), to be sold by the Company, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on January 14, 1998, you have requested our opinion set forth below.

          We have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

          We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

          Subject to the foregoing and in reliance thereon, in our opinion the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated in the Company's 1997 Performance Award Plan and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, the Shares will be validly issued, fully paid and non-assessable.
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Page 2 - U.S. Rentals, Inc. - January 14, 1998


          We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ O'Melveny & Myers LLP